Exhibit (15)










May 11, 1995


USG Corporation
125 South Franklin Street
Chicago, Illinois  60606



Gentlemen:

We are aware that USG Corporation has incorporated by reference into previously filed Registration Statement Numbers 33-22581, 33-52715, 33-36303, 33-40136 and 33-63554 its Form 10-Q for the
quarter ended March 31, 1995, which includes our report dated April 21, 1995, covering the unaudited condensed financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP